SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                   CULP, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

(LOGO)
                                      CULP


                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone (336) 889-5161


               ---------------------------------------------------
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               SEPTEMBER 15, 1998
               ---------------------------------------------------


TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 15, 1998 at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

      (1) To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year; and

      (2)   To elect four (4) directors, and

      (3) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

      Only shareholders of record as of the close of business on July 22, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST.

      The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.

      The Annual Report of the company also accompanies this notice.

      BY ORDER OF THE BOARD OF DIRECTORS.

                              By:  /s/  Kathy J. Hardy
                                   --------------------------
                                        KATHY J. HARDY
                                        Corporate Secretary

July 31, 1998

(LOGO)

                                      CULP


                                PROXY STATEMENT
                                ---------------


                                  INTRODUCTION

      This Proxy Statement is furnished to the shareholders of Culp, Inc. (hereinafter sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 15, 1998, at 9:00 a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the ratification of the appointment of independent auditors, the election of certain directors, and any other business that properly comes before the meeting.

      This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about July 31, 1998.

      Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year, and for the election of the four (4) directors named in this Proxy Statement. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. A shareholder abstaining from the vote on a proposal will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.

      The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.

                                VOTING SECURITIES

      Only shareholders of record at the close of business on July 22, 1998 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 12,995,021.

The following table lists the beneficial ownership of the company's common stock ("Common Stock") with respect to: (i) each person known by the company to be the beneficial owner of more than five percent of such Common Stock; as shown on the last public filing made by each such person, and (ii) all executive officers, directors and nominees of the company as a group, a total of 12 persons, as of July 22, 1998.

                                                    Number of Shares        Percent of
    Title of        Name and Address of               Beneficially          Outstanding
     Class           Beneficial Owner                    Owned                 Shares
     -----           ----------------                    -----                 ------

Common Stock,     Robert G. Culp, III               3,014,723 (1)               23.0%
par value,        903 Forrest Hill Drive
$.05 per share    High Point, NC 27262

                  Winsal & Company                   2,408,750(2)               18.5%
                  c/o First Union Corporation
                  401 S. Tryon Street
                  Fiduciary Operations NC1151
                  Charlotte, NC 28288-1151

                  Dimensional Fund Advisors, Inc.      702,640(3)                5.4%
                  Ocean Avenue, 11th Floor
                  Santa Monica, CA 90401

                  T. Rowe Price Associates, Inc.       909,200(4)                7.0%
                  100 East Pratt Street
                  Baltimore, Maryland 21289-1009

                  All executive officers,            3,613,825(5)               27.2%
                  directors and nominees
                  as a group (12) persons


(1) These shares include all of the shares listed below that also are beneficially owned in the name of Winsal & Company as trustee of the Robert
     G. Culp, Jr. Family Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest. (SEE NOTE (2) BELOW); also includes 63,338 shares held of record by Susan
     B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, 2,218 shares owned by Mr. Culp's wife as custodian for his daughter, the beneficial ownership of which shares Mr. Culp disclaims, and includes 129,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(2)  All of these shares also are included in the shares listed above for Robert
     G. Culp, III (SEE NOTE (1) ABOVE). Includes 709,375 shares held of record by Winsal & Company for the benefit of Judith C. Walker, sister of Robert
     G. Culp, III; 505,000 shares held of record by Winsal & Company for the benefit of Harry R. Culp, brother of Robert G. Culp, III, and 1,194,375 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 702,640 shares of Culp, Inc. stock as of March 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) These securities are owned by various individual and institutional investors as of March 31, 1998, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) Includes 283,875 shares subject to options owned by certain officers and directors that are immediately exercisable.

                        PROPOSAL 1: INDEPENDENT AUDITORS

     The Board of Directors recommends that the shareholders ratify the board's appointment of KPMG Peat Marwick LLP to serve as the auditors for the company for the fiscal year ending May 2, 1999. The Audit Committee recommended such appointment to the board. KPMG Peat Marwick LLP served as the independent auditors for the company for the last eight fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions. The proposal to ratify the appointment will be approved upon the vote of a majority of the votes cast on the proposal.

                        PROPOSAL 2: ELECTION OF DIRECTORS

     The number of directors constituting the board has been fixed at ten by the company's shareholders in accordance with the company's bylaws.

     The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will be asked to elect four (4) directors. Three of the directors elected will serve for a term of three years (until the 2001 Annual Meeting of Shareholders) or until his successor shall be elected and shall qualify, and one will be elected to serve until the 1999 Annual Meeting or until his successor shall be elected and shall qualify. The four directors whose terms expire at the 1998 Annual Meeting (Howard L. Dunn, Jr., Earl N. Phillips, Jr., Bland W. Worley, and Robert T. Davis) have been nominated for re-election. Messrs. Dunn, Phillips and Worley were elected to a three-year term at the 1995 Annual Meeting, and Mr. Davis was appointed to the Board in March 1998 to serve until the next Annual Meeting. In accordance with the company's bylaws, Mr. Davis will be placed into the class of directors with terms expiring in 1999.

     In the absence of specifications to the contrary, proxies will be voted for the election of each of the four (4) nominees listed in the table below. An equal number of votes will be cast for each nominee and the persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

Nominees, Directors and Executive Officers

The following table sets forth certain information with respect to the four (4) nominees for election to the Board of Directors, the five (5) other directors and the executive officers of the company:


                                                                                 SHARES AND PERCENT
                                                         YEAR          YEAR        OF COMMON STOCK
                                                        BECAME        TERM       BENEFICIALLY OWNED
NAME AND AGE               POSITION WITH COMPANY (1)    DIRECTOR      EXPIRES     AS OF JULY 22, 1998     NOTES
------------               -------------------------    --------      -------     -------------------     -----
NOMINEES
--------
Robert T. Davis, 71        Director                       1998          1998             132,308
                                                                                            1.0%
Howard L. Dunn, Jr., 60    President and Chief            1972          1998             316,247           (5)
                           Operating Officer; Director                                      2.4%

Earl N. Phillips, Jr., 58  Director                       1992          1998              14,450           (2)(8)

Bland W. Worley, 80        Director                       1983          1998              13,312           (2)(9)

DIRECTORS AND
-------------
EXECUTIVE OFFICERS
------------------
Harry R. Culp, 46          Director                       1996          1999               3,750           (2)(11)

Robert G. Culp, III, 51    Chairman of the Board and      1972          2000           3,014,723           (4)
                           Chief Executive Officer;                                        23.0%
                           Director

Earl M. Honeycutt, 80      Director                       1983          2000               9,375           (2)(6)

Patrick H. Norton, 76      Director                       1987          2000              36,916           (2)(7)

Franklin N. Saxon, 45      Senior Vice President and      1987          1999              43,744           (2)(3)
                           President of the Culp
                           Velvets/Prints division;
                           Director

Dan E. Jacobs, 49          Senior Vice President and      N/A           N/A                5,000           (2)(12)
                           President of the Culp
                           Decorative Fabrics division

Kenneth M. Ludwig, 45      Senior Vice President-Human    N/A           N/A               23,500           (2)(10)
                           Resources; Assistant Secretary

Phillip W. Wilson, 42      Vice President and             N/A           N/A                  500           (2)
                           Chief Financial Officer

(1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the board on June 16, 1998.

(2)   Less than one percent (1%)

(3) Includes 24,500 shares subject to options owned by Mr. Saxon that are immediately exercisable and approximately 18,828 shares owned through the company's 401(k) plan.

(4) Includes 2,048,750 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest; includes 63,338 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp, III disclaims, 2,218 owned by Mr. Culp's wife as custodian for his daughter, the beneficial ownership of which shares Mr. Culp disclaims, and 129,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(5) Includes 66,715 shares owned by Patricia Dunn, wife of Mr. Dunn, and 72,375 shares subject to options owned by Mr. Dunn that are immediately exercisable.

(6) Includes 5,625 shares subject to options owned by Mr. Honeycutt that are immediately exercisable.

(7) Includes 9,375 shares subject to options owned by Mr. Norton that are immediately exercisable.

(8) Includes 100 shares owned by Sally Phillips, wife of Mr. Phillips, and 9,375 shares subject to options owned by Mr. Phillips that are immediately exercisable.

(9) Includes 500 shares owned by Ada Worley, wife of Mr. Worley, the beneficial ownership of which shares Mr. Worley disclaims, and 1,875 shares subject to options owned by Mr. Worley that are immediately exercisable.

(10) Includes 23,500 shares subject to options owned by Mr. Ludwig that are immediately exercisable.

(11) Includes 3,750 shares subject to options owned by Mr. Culp that are immediately exercisable.

(12) Includes 4,000 shares subject to options owned by Mr. Jacobs that are immediately exercisable.

NOMINEES

      ROBERT T. DAVIS has served as chairman of Artee Industries, Incorporated ("Artee") since 1984 when he and his family purchased the company. Culp, Inc. purchased substantially all of the assets of Artee in February 1998. Davis and a group of investors started Wrap Spun Yarns, Inc. in 1985, and in 1990 merged that company into Artee. He had previously been associated with Collins & Aikman and Dixie Yarns. Davis is a past president of the American Yarns Spinners Association and is currently a director of the American Textile Manufacturers Institute.

      HOWARD L. DUNN, JR. is one of the founders of the company and served as vice president of manufacturing and product development from 1972 until 1988, when the board elected Mr. Dunn executive vice president. The board elected Mr. Dunn president and chief operating officer in 1993.

      EARL N. PHILLIPS, JR. is a co-founder of First Factors Corporation, an asset-based lending firm located in High Point, North Carolina. First Factors Corporation was acquired by GE Capital in February 1998, and Mr. Phillips currently serves as chairman and chief executive officer of GE Capital First Factors.

      BLAND W. WORLEY served as chief executive officer of BarclaysAmericanCorporation, Charlotte, North Carolina from 1975 until 1982 and as chairman of the board of that corporation until his retirement in 1985. BarclaysAmericanCorporation is a financial services company.

OTHER OFFICERS AND DIRECTORS:

      ROBERT G. CULP, III is one of the founders of the company and was executive vice president and secretary until 1981 when he was elected by the board to serve as president. The board elected Mr. Culp chief operating officer in 1985, and chief executive officer in 1988. In 1990, the Board of Directors elected Mr. Culp chairman of the board. He was recently elected to serve as a member of the North Carolina board of First Union National Bank. He also serves as a trustee of High Point University. He is the brother of Harry R. Culp.

      HARRY R. CULP has been practicing dentistry in High Point since July 1981. He is the brother of Robert G. Culp, III. He has served previously as a director of the company from September 1990 to September 1993.

      EARL M. HONEYCUTT served as president of Amoco Fabrics and Fibers Company, a textile manufacturing subsidiary of Amoco Chemical Corporation, Atlanta, Georgia, for 15 years until his retirement in 1983.

      PATRICK H. NORTON joined La-Z-Boy, Inc. in 1981 as senior vice president of sales and marketing. Mr. Norton served in this position until 1997 when he was elected Chairman of the Board of La-Z-Boy, Inc. He currently serves as a member of the board of directors of the American Furniture Manufacturers Association.

      FRANKLIN N. SAXON has been employed by the company since 1981, serving in various capacities, including chief financial officer from 1985 to 1998. At the June 16, 1998 board meeting, he was elected senior vice president and president of the Culp Velvets/Prints division.

      KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The board elected Mr. Ludwig vice president-human resources in 1986 and senior vice president-human resources in 1996.

      DAN E. JACOBS has been employed by the company and has managed the Rossville/Chromatex unit since its acquisition in 1993. Before that time, he was employed by the former owners of Rossville/Chromatex. The board elected Mr. Jacobs senior vice president and president of the Culp Decorative Fabrics division in June 1998.

      PHILLIP W. WILSON joined the company in October 1997 as director of logistics. Prior to joining the company, Mr. Wilson was a partner in a CPA firm since 1987. Through his partnership, Mr. Wilson provided consulting services to the company. Additionally, he was the company's internal auditor from March 1993 until he was elected to the position of vice president and chief financial officer by the board in June 1998.

BOARD COMMITTEES AND ATTENDANCE

      There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

      The Executive Committee, the members of which are Messrs. Culp, Dunn, and Saxon, may exercise the full authority of the Board of Directors when the board is not in session, except for certain powers related to borrowing, electing certain officers, and other powers that may not lawfully be delegated to board committees.

      Messrs. Honeycutt and Worley serve on the Audit Committee. The function of the Audit Committee is to review the scope of the audits and the findings of the independent auditors. The auditors meet with the Audit Committee to discuss audit and financial reporting issues. The committee also reviews the company's significant accounting policies, major internal accounting controls, reports from the company's internal auditors, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

      The Compensation Committee approves matters relating to compensation, including fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee are Messrs. Honeycutt and Worley.

      The members of the Nominating Committee, which recommends nominees for election to the Board of Directors, are Messrs. Culp, Norton, and Worley. The nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the Nominating Committee. Recommendations from shareholders for nominees to the Board of Directors will be considered by the Nominating Committee if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.

      During the fiscal year ended May 3, 1998, the Board of Directors had nine
(9) meetings; the Audit Committee, six (6) meetings; the Compensation Committee three (3) meetings, and the Nominating Committee, one (1) meeting. Each board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire board or to obtain written consents from all board members. The Executive Committee held several informal meetings during fiscal 1998, and took action on one (1) occasion by written consent. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full board.

                             EXECUTIVE COMPENSATION

       SUMMARY COMPENSATION TABLE. The following table sets forth compensation paid by the company in the forms specified therein for the years ended May 3, 1998, April 27, 1997, and April 28, 1996 to (i) the chief executive officer of the company and (ii) the company's three other executive officers.

                           SUMMARY COMPENSATION TABLE
=========================================================================================
                                   Annual Compensation    Long-Term Compensation  All Other
Name and                           -------------------    ----------------------  ---------
Principal Position          Year   Salary $    Bonus $         Option Grants #     Compensation
------------------          ----   --------    -------         ---------------     ------------
                                                                                     (1)(2)
                                                                                     ------

Robert G. Culp, III         1998   265,000     195,570           15,000             93,200(3)
  Chairman of the Board;    1997   250,000     250,000           12,000             51,192
  Chief Executive Officer   1996   210,000     210,000           12,000             16,920

Howard L. Dunn, Jr.         1998   225,000     166,050           10,000             46,650(3)
  President and             1997   210,000     210,000           8,000              43,146
  Chief Operating Officer   1996   175,000     175,000           8,000              22,640

Franklin N. Saxon           1998   150,000     55,350            7,000              35,500(4)
  Senior Vice President and 1997   140,000     70,000            5,000              11,496
  President of the Culp     1996   111,000     66,600            5,000              10,383
  Velvets/Prints division

Kenneth M. Ludwig           1998   125,000     46,125            7,000              22,145(4)
  Senior Vice President-    1997   117,000     58,500            5,000               3,599
  Human Resources;          1996    96,800     58,080            5,000               3,448
  Assistant Secretary

(1)Includes the company's matching contribution to such officers' accounts under the Employee Retirement Builder 401(k) Plan.

(2)Includes reportable interest on deferred compensation. In 1998, these amounts were $11,500 for Mr. Culp; $12,250 for Mr. Dunn; $11,300 for Mr. Saxon; and $1,395 for Mr. Ludwig.

(3)Includes annual premiums of $78,500 paid by the company for split-dollar life insurance on the life of Mr. Culp, and $31,200 for split-dollar life insurance on the life of Mr. Dunn.

(4)Includes supplemental deferred compensation payments of $21,000 to Mr. Saxon, and $17,550 to Mr. Ludwig.

================================================================================

       OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the year ended May 3, 1998.

                       STOCK OPTION GRANTS IN FISCAL 1998

================================================================================


                                                                                        Potential Realizable Value at
                                    % of Total                                            Assumed Annual Rates of
                                     Options                     Market                   Stock Price Appreciation
                                    Granted to     Exercise or   Price on                    for Option Term
                       Options     Employees in    BasePrice     Date of     Expiration  -------------------------
                       Granted     Fiscal Year(%)  $/Share)      Grant          Date           5%($)    10%($)
                       -------     --------------  --------      -----          ----         -------   -------
Robert  G.  Culp, III   15,000          19.7        20.25        20.25        12-15-07       190,961   483,893

Howard  L.  Dunn, Jr.   10,000          13.2        20.25        20.25        12-15-07       127,307   322,596

Franklin N. Saxon        7,000           9.2        20.25        20.25        12-15-07        89,114   225,817

Kenneth M. Ludwig        7,000           9.2        20.25        20.25        12-15-07        89,114   225,817

================================================================================

       OPTION EXERCISES AND YEAR-END VALUE TABLE. The following table sets forth certain information concerning exercises of stock options during fiscal 1998 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                          AND FISCAL YEAR OPTION VALUES
================================================================================

                                                                    Number of                    Value of Unexercised
                                                               Unexercised Options               In-the-Money Options
                                                               at Fiscal Year-End(#)           at Fiscal Year-End($)(1)
                        Shares Acquired         Value         ----------------------------   ---------------------------
                        on Exercise (#)       Realized ($)     Exercisable   Unexercisable   Exercisable   Unexercisable
                        ---------------       ------------     -----------   -------------   -----------   -------------
Robert G. Culp, III          -0-                 -0-            129,500         40,000         1,650,667      446,875
Howard L. Dunn, Jr.          -0-                 -0-             72,375         28,000           964,822      321,750
Franklin N. Saxon           2,500              48,531            24,500         17,000           275,712      178,750
Kenneth M. Ludwig           3,500              70,762            23,500         17,000           256,887      178,750

(1)   Closing price of company stock at May 3, 1998 was $18.875.

================================================================================

                             PERFORMANCE COMPARISON

       The following graph shows changes over the five-year period ending May 3, 1998 in the value of $100 invested in (1) the Common Stock of the company, (2) the New York Stock Exchange Market Index, and (3) the Textile Manufacturing Index reported by Media General Financial Services, Richmond, Virginia, consisting of twenty-three (23) companies (including the company) in the textile industry. The graph shows year-end values for an investment in each of the three investments described, assuming the reinvestment of dividends and excluding any trading commissions or taxes.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG CULP, INC.,
                      NYSE MARKET INDEX AND MG GROUP INDEX


(Performance Graph appears here. See table below for plot points.)

                    1993      1994      1995      1996      1997      1998
                    ----      ----      ----      ----      ----      ----
CULP, INC.          100      162.69    137.99    184.25    256.21    276.26
MG GROUP INDEX      100       91.72     88.82     90.00    110.26    131.72
NYSE MARKET INDEX   100      107.26    120.04    155.06    186.83    262.94


                      ASSUMES $100 INVESTED ON MAY 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                         FISCAL YEAR ENDING May 3,1998

       SEVERANCE PROTECTION PLAN. In September 1989, the company adopted a Severance Protection Plan, which covers officers and key management associates ("Executives") of the company. The Severance Protection Plan provides for the company and covered Executives to enter into written agreements that do not become effective except upon a change in control (as defined in such agreements) of the company. If a change in control occurs, the agreements provide that the Executive will be entitled to continued employment with the company with the same basic responsibilities and compensation as before the change in control for a period of one year. If the Executive is terminated, demoted or has his pay or benefits reduced for reasons other than good cause, or if the Executive terminates his employment voluntarily after serving nine months of the one-year employment period, the Executive is entitled to a lump sum payment equal to the Executive's base salary plus bonus during the twelve months immediately preceding the termination of employment. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of May 3, 1998, the company's potential obligation pursuant to the Severance Protection Plan was $1,353,500, which is the amount that would be expended by the company under the Plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.

       COMPENSATION OF DIRECTORS. Directors who are also officers of the company do not receive additional compensation for service as directors. Non-employee directors receive $10,000 per year for participation as a member of the Board of Directors, $2,000 per year for each committee on which they serve, and an annual stock option grant of 1,875 shares.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the Compensation Committee, both of whom are non-employee directors, are Earl
M. Honeycutt and Bland W. Worley. No member of the committee serves on the Compensation Committee of another corporation that has a business relationship with the company.

       COMPENSATION COMMITTEE REPORT. The following is a report of the Compensation Committee on compensation of executive officers for the fiscal year ended May 3, 1998.

       The Compensation Committee has based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through (a) incentive cash bonuses that are based on the annual financial results of the company and (b) periodic grants of stock options to executive officers.

       As it has done for each of the past several years, the committee reviewed published compensation surveys and proxy information from firms in the company's industry, including many of the companies included in the Performance Comparison data. Based upon this review and based on general knowledge of the industry, the committee believes that the base salaries paid to the company's executive officers are at or below those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, a larger portion of the compensation paid to the company's executives is based on incentive compensation (cash bonuses and stock options) that is dependent upon the company's financial results. Even after including incentive compensation, the committee believes that total cash compensation paid to the company's executives is generally lower than comparable compensation paid to executives in the company's industry. This is especially true of the company's Chief Executive Officer.

       Under the company's Management Incentive Plan, certain executives and key associates (including those in the Summary Compensation Table) are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee (based on the recommendations of management) sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table were paid under this plan.

       The committee maintains a policy of encouraging executives to make significant investments in the company's stock, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of stock options to executive officers under the company's stock option plans. The Compensation Committee believes that the company's option plans have been successful in helping the company attract and retain skilled management to focus on efforts to increase the company's earnings and returns for its shareholders.

       Periodic grants of incentive stock options are made to the executive officers and selected other employees under the company's Incentive Stock Option Plan, which was adopted by the company and approved by the company's shareholders in 1993. These options are granted at exercise prices equal to the fair market value of the underlying shares at the time the option is granted.

       In addition to the Incentive Stock Option Plan, the company has adopted two Performance-Based Option plans under which options are granted to senior management with exercise prices significantly below fair market value of the underlying shares, but which do not become exercisable unless the company achieves certain growth rates in its earnings or for a period of nine to ten years after grant. The purpose of these plans is to provide incentive to senior management to maximize the company's earnings potential and to make a significant portion of executive compensation contingent on meeting earnings targets.

       In 1994, the company adopted (and the shareholders subsequently approved) the 1994 Performance-Based Option Plan, which provided for the one-time grant to executives of options that could become exercisable after the announcement of earnings for fiscal 1997 only if the company met a targeted compound growth rate of 13% over that three-year period (otherwise these options would not become exercisable until January 1, 2003). The company's reported earnings for fiscal 1997 were at a level that allowed the options to become exercisable in May of 1997, and represented a compound growth rate of 20% for the three years which ended April 27, 1997.

       In 1997, the company adopted (and the shareholders approved) the 1997 Performance-Based Option Plan. This plan is similar in concept to the 1994 Performance-Based Option Plan, in that it provides for the one-time grant to executives of options that could become exercisable if the company's earnings reach a specified target by the end of fiscal 1999. Otherwise, the options do not become exercisable until January 1, 2006. The earnings target under the 1997 Performance-Based Option Plan is $1.50 per share, representing a 12.7% compound annual growth rate from fiscal 1997 to fiscal 1999.

       The base salaries for all executive officers, including the Chief Executive Officer, were increased for fiscal 1998 at rates that were designed to move these salaries closer to those prevailing in the industry. The company's net income for fiscal 1998 (the measure used for the performance target for the year) was at a level that allowed bonus awards of 73.8% of the maximum level to be paid pursuant to the Management Incentive Plan. While the committee expects that total cash compensation for the company's executives will remain at or below industry averages, the committee also recognizes that compensation will need to be increased in future years for the company to attract and retain quality management.

       The Compensation Committee approved grants of stock options to certain officers and employees during fiscal 1998 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgment about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the Chief Executive Officer received a significantly larger award than other officers did. A significant portion of the total compensation of executive officers and other senior management is linked directly to the company's financial performance through options granted under the performance-based option plans.

       A supplemental deferred compensation plan was adopted during fiscal 1998 for the company's two Senior Vice Presidents. This plan provides for additional deferred compensation payments for the benefit of each of the Senior Vice Presidents in the amount of fifteen percent of such officers' base salary for the fiscal year. The committee adopted this plan for the specified officers in lieu of providing split dollar life insurance plans such as those provided for the Chief Executive Officer and the President, as discussed below.

       The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split-dollar life insurance plan for the Chief Executive Officer for many years; this program was continued in fiscal 1998 and now includes a split-dollar life insurance plan for the President. The committee believes this type of plan provides a cost effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value of the insurance policy.

The foregoing report has been furnished by the members of the Compensation
Committee:

                                Earl M. Honeycutt, Chairman
                                Bland W. Worley

       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       LEASE TRANSACTIONS. The company leases three (3) industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. Principals of these related entities include Esther R. Culp (mother of Robert G. Culp, III), Robert G. Culp, III, Judith C. Walker (sister of Robert G. Culp,
III), and Harry R. Culp (brother of Robert G. Culp, III and director). These facilities contain a total of 375,000 square feet of floor space. The company also leases its headquarters office space (37,016 square feet) from Phillips Interests, Inc. Earl N. Phillips, Jr. is the president and a director of Phillips Interests, Inc. and a director of the company. (See "Certain Business Relationships").

       The initial terms of the leases described above generally range from five to ten years, with one or more five-year renewal options. Base rent per year for the leased industrial facilities ranges from $1.95 to $2.05 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases and any lease renewals were executed the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. At the time the company entered into the lease with Phillips Interests, Inc. (January 19, 1990), Mr. Phillips was not a director of the company. Related party leases and amendments thereto are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amounts of rent paid by the company under the industrial facilities and office leases during fiscal 1998 were approximately $724,000 and $482,000, respectively.

       CERTAIN BUSINESS RELATIONSHIPS. The company had sales of approximately $30.5 million, 6.4% of the company's net sales, to La-Z-Boy, Inc. in fiscal 1998. Patrick H. Norton, a director of Culp, Inc., serves as chairman of the board of La-Z-Boy, Inc.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's Common Stock to the Securities and Exchange Commission (the "SEC").


Specific due dates for these reports have been established, and the company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since April 27, 1997. Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since April 27, 1997, its insiders have complied with all applicable Section 16(a) reporting requirements.

================================================================================

                      YOUR DIRECTORS RECOMMEND VOTES "FOR"

       O THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1999

       O  THE FOUR NOMINEES FOR DIRECTOR


================================================================================

                     SHAREHOLDER PROPOSALS FOR 1999 MEETING


        Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Nominating Committee of the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations must be received by the company at least 120 days prior to the Annual Meeting and shall include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting, the company must receive them no later than May 2, 1999. Such proposals should be directed to Culp, Inc., Attention: Phillip W. Wilson, Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.

                                  OTHER MATTERS

        The company's management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy, discretionary authority to do so being included in the proxy.

        By Order of the Board of Directors,



                              By: /s/ Phillip W. Wilson
                                      -------------------------
                                      PHILLIP W. WILSON
                                      VICE PRESIDENT AND CHIEF FINANCIAL OFFICER



--------------------------------------------------------------------------------



        THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: PHILLIP W. WILSON, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

********************************************************************************
                                    APPENDIX


P R O X Y                           CULP, INC.
           This Proxy Is Solicited On Behalf Of The Board Of Directors

       The undersigned hereby appoints Robert G. Culp, III, Kathy J. Hardy and Phillip W. Wilson, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 22, 1998, at the Annual Meeting of Shareholders to be held on September 15, 1998, or any adjournment or adjournments thereof.

1. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1999.

     [ ] FOR                [ ] AGAINST              [ ] ABSTAIN

2.   ELECTION OF DIRECTORS:

     [ ] FOR the 4 nominees listed below      [ ] WITHHOLD AUTHORITY to vote for
         (except as marked in the contrary)       the 4 nominees listed below.
        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
                   Howard L. Dunn, Jr., Earl N. Phillips, Jr.,
                      Bland W. Worley, and Robert T. Davis

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (Continued on other side)



                          (Continued from other side)

  THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS IN PROPOSAL 1, AND FOR THE NOMINEES LISTED IN PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED ABOVE HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES.


Dated: _______________, 1998              ________________________________(SEAL)
                                                      Signature


                                          ________________________________(SEAL)
                                                      Signature

                                          (PLEASE SIGN EXACTLY AS NAME APPEARS
                                          ON THIS CARD. IF SIGNING AS ATTORNEY,
                                          ADMINISTRATOR, EXECUTOR, GUARDIAN, OR
                                          TRUSTEE, PLEASE GIVE SUCH TITLE. IF
                                          SIGNING ON BEHALF OF A CORPORATION,
                                          PLEASE GIVE NAME AND TITLE OF
                                          AUTHORIZED OFFICER SIGNING.)